As filed with the Securities and Exchange Commission on June 12, 1995

                                                  File No. 33___

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM S-8

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933


                     INSITUFORM EAST, INCORPORATED
        (Exact Name of Registrant as Specified in its Charter)

        Delaware                         52-0905854
(State of Incorporation)    (I.R.S. Employer Identification Number)

                           3421 Pennsy Drive
                       Landover, Maryland  20785
                         (301) 386-4100 (tel)
                         (301) 386-2444 (fax)
               (Address of Principal Executive Offices)

                     INSITUFORM EAST, INCORPORATED
               1994 BOARD OF DIRECTORS STOCK OPTION PLAN
                         (Full Title of Plan)

                     Robert F. Hartman, Secretary
                     Insituform East, Incorporated
                           3421 Pennsy Drive
                       Landover, Maryland  20785
                            (301) 386-4100
       (Name, Address and Telephone Number of Agent for Service)

                              Copies to:
                        John Paul Ketels, Esq.
                        Ira D. Hammerman, Esq.
                            Rogers & Wells
                      607 Fourteenth Street, N.W.
                        Washington, D.C.  20005
                            (202) 434-0700

                    CALCULATION OF REGISTRATION FEE


___________________________________________________________________________
                                      Proposed     Proposed
                                      Maximum      Maximum
  Title of                            Offering     Aggregate     Amount of
  Securities to      Amount to be     Price Per    Offering    Registration
  be Registered     Registered(1)     Share(2)     Price(2)         Fee
___________________________________________________________________________
  Common Stock        525,000(3)      $4.125(4)    $2,165,625      $747
___________________________________________________________________________


(1) Plus such additional number of shares as may be required pursuant to the Insituform East, Incorporated 1994 Board of Directors Stock Option Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.
(2) Calculated in accordance with Rule 457 solely for purposes of calculating the registration fee.
(3) Represents the maximum number of unallocated shares of common stock reserved for issuance upon exercise of stock options that have been previously granted and may be granted in the future under the Insituform East, Incorporated 1994 Board of Directors Stock Option Plan.
(4) Represents the average high and low prices of the common stock on NASDAQ on June 7, 1995.

/TABLE

                        EXPLANATORY NOTE

     This Registration Statement contains information which, in accordance with Part II of Form S-8, registers 525,000 shares of common stock (the "Common Stock") of Insituform East, Incorporated (the "Registrant") which may be issued upon the exercise of stock options that have been and may be granted under the Registrant's 1994 Board of Directors Stock Option Plan (the "Plan"). Pursuant to Rule 428 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant will deliver a prospectus meeting the requirements of Part I of Form S-8, as amended, to all participants of the Plan.

                             PART II
       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents are hereby incorporated by reference into this Registration Statement:

          (a) The Annual Report on Form 10-K for the fiscal year ended June 30, 1994, as filed with the Securities and Exchange
Commission (the "Commission") on September 23, 1994.

          (b) The quarterly reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March
31, 1995.

          (c) The material in the section entitled "Description of the Registrant's Securities to be Registered" contained in
Item 1 of the Registration Statement on Form 8-A.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          Under the provisions of the Delaware General
Corporation Law and the Registrant's By-laws, the directors, officers, employees and agents of the Registrant are to be


indemnified to the fullest extent permitted under Delaware law for any civil, criminal, administrative or investigative proceeding by reason of such capacity, including claims under the Securities Act.

          Reference is made to Section 145 of the General
Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

          The foregoing reference is necessarily subject to the complete text of the Certificate of Incorporation and the statute referred to above and is qualified in its entirety by reference thereto.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          There are filed with the Registration Statement the following exhibits:

          4    Instrument Defining Rights of Common Stockholders.
          5    Opinion of Rogers & Wells.
         23.1  Consent of Independent Public Accountant.
         23.2  Consent of Rogers & Wells (included in Exhibit 5).

Item 9.   Undertakings.

          (a)  The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                    (i)  to include any prospectus required by
                         Section 10(a)(3) of the Securities Act;
                   (ii)  to reflect in the prospectus any facts
                         or events arising after the effective
                         date of the Registration Statement (or
                         the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
                  (iii) to include any material information with respect to the plan of distribution not

                         previously disclosed in the Registration
                         Statement or any material change to such information in the Registration
                         Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registrant Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Insituform East, Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Landover, Maryland, on June 9, 1995.
                              INSITUFORM EAST, INCORPORATED
                              By:  /s/George Wm. Erikson
                                   George Wm. Erikson
                                   Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Wm. Erikson, as his true and lawful attorney-in-fact and agent, with full powers of substitution and to act without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature & Title             Capacity                 Date

/s/George Wm. Erikson         Director and             June 9, 1995
   George Wm. Erikson         Principal Executive
   Chairman                   Officer

/s/Robert W. Erikson          Director and             June 9, 1995
   Robert W. Erikson          Principal Executive
   President                  Officer

/s/Calvin G. Franklin         Director                 June 9, 1995
   Calvin G. Franklin

/s/Paul C. Kincheloe, Jr.     Director                 June 9, 1995
   Paul C. Kincheleo, Jr.

/s/Jack Massar                Director                 June 9, 1995
   Jack Massar

/s/Thomas J. Schaefer         Director                 June 9, 1995
   Thomas J. Schaefer


/s/Webb C. Hayes, IV          Director                 June 9, 1995
   Webb C. Hayes, IV

/s/Raymond T. Verrey          Principal Accounting     June 9, 1995
   Raymond T. Verrey          Officer, Principal
   Chief Financial Officer    Financial Officer